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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 9, 2014

Filed pursuant to Rule 424(b)(5)
Registration No. 333-184382

PROSPECTUS SUPPLEMENT
(To prospectus dated October 11, 2012)

$

Air Lease Corporation

      % Senior Notes due 2024

        We are offering $          aggregate principal amount of        % Senior Notes due 2024, or the notes. We will pay interest on the notes on            and        of each year, beginning on                        , 2015. The notes will mature on                        , 2024. We may redeem the notes at our option, in whole or in part, at any time and from time to time, at the redemption prices described in this prospectus supplement under "Description of Notes—Optional Redemption." If a Change of Control Repurchase Event, as defined herein, occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to repurchase the notes at the price described in this prospectus supplement under "Description of Notes—Repurchase Upon Change of Control Repurchase Event."

        The notes will be general unsecured senior obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system.

        Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and those incorporated by reference herein to read about certain factors you should consider before buying the notes.

Per Note	Total

Public offering price(1)%	$

Underwriting discount %	$

Proceeds, before expenses, to us(1)%	$

(1)
Plus accrued interest from                        , 2014 if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                        , 2014 which is the fifth business day following the date of this prospectus supplement.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse	J.P. Morgan	RBC Capital Markets

Prospectus Supplement dated                        , 2014.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus, which provides a more general description of the terms and conditions of the various securities we may offer under our registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under "Where You Can Find More Information" on page S-42 of this prospectus supplement and page 3 of the accompanying prospectus.

        When this prospectus supplement uses the terms "Company," "ALC," "we," "our" and "us," they refer to Air Lease Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends," "seeks" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward- looking statements as a result of several factors more fully described in the section titled "Risk Factors" beginning on page S-6 of this prospectus supplement and in our most recent Annual Report on Form 10-K, as revised or supplemented by any subsequent Quarterly Report on Form 10-Q filed with the SEC, and elsewhere in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the following factors, among others:

  •
  our inability to make acquisitions of, or to lease, aircraft on favorable terms;

  •
  our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

  •
  our inability to obtain refinancing prior to the time our respective debts mature;

  •
  impaired financial condition and liquidity of our lessees;

S-ii

  •
  deterioration of economic conditions, generally, and especially in the commercial aviation industry;

  •
  increased maintenance, operating or other expenses or changes in the timing thereof;

  •
  changes in law and the regulatory environment, and in government fiscal and monetary policies, domestic and foreign;

  •
  our inability to effectively deploy the net proceeds from our capital raising activities, including from the issue of the notes; and

  •
  potential natural disasters, terrorist attacks and the risk of loss of aircraft and the amount of our insurance coverage, if any, relating thereto.

        All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

S-iii

 SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary sets forth the material terms of this offering but does not contain all of the information that you should consider before deciding to invest in the notes. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully before making an investment decision, including the section titled "Risk Factors" beginning on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K incorporated herein by reference.

Air Lease Corporation

        Air Lease Corporation is an aircraft leasing company based in Los Angeles, California. We are principally engaged in purchasing new commercial jet transport aircraft directly from the manufacturers, such as The Boeing Company ("Boeing") and Airbus S.A.S. ("Airbus"), and leasing those aircraft to airlines throughout the world to generate attractive returns on equity. In addition to our leasing activities, we sell aircraft from our operating lease portfolio to third parties, including other leasing companies, financial services companies and airlines. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our indebtedness and the terms of our aircraft sales and trading activities.

        We currently have relationships with over 200 airlines across 70 countries. We operate our business on a global basis, providing aircraft to airline customers in every major geographical region, including markets such as Asia, the Pacific Rim, Latin America, the Middle East and Eastern Europe. Many of these markets are experiencing increased demand for passenger airline travel and have lower market saturation than more mature markets such as North America and Western Europe. We expect that these markets will also present significant replacement opportunities in upcoming years as some airlines in these markets look to replace aging aircraft with new, modern technology, fuel efficient jet aircraft. An important focus of our strategy is meeting the needs of this replacement market. Airlines in some of these markets have fewer financing alternatives, enabling us to command relatively higher lease rates compared to those in more mature markets.

        We mitigate the risks of owning and leasing aircraft through careful management and diversification of our leases and lessees by geography, lease term, and aircraft age and type. We believe that diversification of our operating lease portfolio reduces the risks associated with individual lessee defaults and adverse geopolitical and regional economic events. We mitigate the risks associated with cyclical variations in the airline industry by managing customer concentrations and lease maturities in our operating lease portfolio to minimize periods of concentrated lease expirations. In order to maximize residual values and minimize the risk of obsolescence, our strategy is to own an aircraft during the first third of its 25 year useful life.

        As of June 30, 2014, we owned 207 aircraft in our operating lease portfolio and we leased the aircraft to a globally diversified customer base comprised of 77 airlines in 47 countries. The weighted average lease term remaining of our operating lease portfolio was 7.2 years and the weighted average age of our fleet was 3.6 years. During 2014 we have entered into commitments to purchase 95 additional aircraft from Airbus, Boeing and Avions de Transport Régional ("ATR"). From Airbus, we have agreed to purchase 60 additional A321neo aircraft and one Airbus A330-300 aircraft. From Boeing, we have agreed to purchase six additional 777-300ER aircraft, one additional 737-800 aircraft, and confirmed the purchase of 20 737-8/9 MAX aircraft which were previously subject to reconfirmation. From ATR, we have agreed to purchase seven additional ATR 72-600 aircraft. As of June 30, 2014 and through August 7, 2014 (when our most recent Quarterly Report on Form 10-Q was filed with the SEC), we had, in the aggregate, 379 aircraft on order with Boeing, Airbus and ATR for delivery through 2023, with an estimated aggregate purchase price of $29.8 billion, making us one of the largest customers of Boeing and Airbus.

        As of June 30, 2014, all of our 207 aircraft were leased. As of June 30, 2014 and through August 7, 2014, we have signed lease agreements for 92 aircraft that we ordered from the manufacturers for delivery through 2023.

        We finance the purchase of aircraft and our business with available cash balances, internally generated funds, including aircraft sales and trading activity, and debt financings. Our debt financing strategy is focused on raising unsecured debt in the global bank and capital markets, with a limited utilization of export credit financing. In 2013, the Company received two corporate credit ratings lowering our cost of funds and broadening our access to attractively priced capital. Since our inception in 2010, we have developed a globally diversified group of banking relationships that currently includes 43 financial institutions, which have provided us in excess of $4.2 billion in financing, and we have raised $3.8 billion in financing in the capital markets. We ended the second quarter of 2014 with total debt outstanding of $6.3 billion, of which 65.6% was at a fixed rate and 79.4% of which was unsecured, with a composite cost of funds of 3.59%.

        For the three months ended June 30, 2014, we had total revenues of $256.3 million, representing an increase of $48.4 million or 23.3% compared to $207.9 million for the three months ended June 30, 2013. This is comprised of rental revenues on our operating lease portfolio of $242.5 million and aircraft sales, trading and other revenue of $13.8 million. We recorded earnings before income taxes of $95.7 million for the three months ended June 30, 2014 compared to $66.3 million for the three months ended June 30, 2013, an increase of $29.4 million or 44.3%.

        For the six months ended June 30, 2014, we had total revenues of $502.6 million, representing an increase of $102.7 million or 25.7% compared to $399.9 million for the six months ended June 30, 2013. This is comprised of rental revenues on our operating lease portfolio of $472.9 million and aircraft sales, trading and other revenue of $29.7 million. We recorded earnings before income taxes of $190.4 million for the six months ended June 30, 2014 compared to $128.0 million for the six months ended June 30, 2013, an increase of $62.4 million or 48.8%.

        Air Lease Corporation is incorporated in Delaware. Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus supplement or the accompanying prospectus.

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section "Summary—The Offering," "the Company," "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries.

Issuer	Air Lease Corporation, a Delaware corporation.
Securities	$ million aggregate principal amount of % senior notes due 2024 (the "notes").
Maturity	The notes will mature on , 2024.
Offering Price	% of principal amount plus accrued interest, if any, from , 2014.
Interest Rate	% per annum.
Interest Payment Dates	and , commencing , 2015.
Record Payment Dates	Every and preceding each interest payment date.
Optional Redemption

We may redeem the notes at our option, in whole or in part at any time and from time to time, on not less than 30 nor more than 60 days' notice, at the redemption prices described in this prospectus supplement under "Description of Notes—Optional Redemption."

Change of Control

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes (as described in this prospectus supplement under "Description of Notes—Optional Redemption"), holders of the notes may require us to repurchase the notes at a specified price. See "Description of Notes—Repurchase Upon Change of Control Repurchase Event."

Ranking	The notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness;
• be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries.
As of June 30, 2014, we and our subsidiaries had $6.3 billion of total indebtedness, and we (excluding our subsidiaries) had $5.0 billion of unsecured indebtedness.

As of June 30, 2014, assuming the notes had been issued (but without giving effect to the application of the net proceeds we receive from the offering in the manner described under "Use of Proceeds"):
• we and our subsidiaries would have had approximately $ billion of total indebtedness (including the notes) on a consolidated basis;
• we (excluding our subsidiaries) would have had approximately $ billion of unsecured indebtedness (including the notes);
• our subsidiaries would have had approximately $1.3 billion of total indebtedness, all of which would have been structurally senior to the notes;

•

we (excluding our subsidiaries) would have had guaranties of subsidiary indebtedness of approximately $741.6 million that were secured by pledges of our equity in such subsidiaries, and no other secured indebtedness, and a limited unsecured (10%) guarantee of approximately $553.6 million of subsidiary indebtedness; and

• our subsidiaries would have had commitments of approximately $446.4 million available to borrow under such subsidiaries' various credit facilities.
Covenants

The supplemental indenture governing the notes will include certain restrictions on liens and mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See "Description of the Notes—Certain Covenants" in this prospectus supplement.

Absence of Public Market for the Notes

The notes are a new issue of securities with no established trading market. Accordingly, a liquid market for the notes may not develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $        million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness. Affiliates of the underwriters may receive a portion of the net proceeds to the extent we use net proceeds to repay indebtedness under which certain of the underwriters or their affiliates are lenders.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See "Book-Entry, Delivery and Form."

Trustee	Deutsche Bank Trust Company Americas.
Governing Law	New York.
Risk Factors

In evaluating an investment in the notes, you should carefully consider, along with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under "Risk Factors" beginning on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K incorporated herein by reference for risks involved with an investment in the notes.

RISK FACTORS

        An investment in the notes involves certain risks. You should carefully consider the risks described below and in the accompanying prospectus, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes could decline due to any of these risks, and you may lose all or a substantial part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Unless the context otherwise requires, as used in this "Risk Factors" section, "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries. For purposes of this section, the term "indenture" refers to the indenture, dated October 11, 2012, between the Company and Deutsche Bank Trust Company Americas, as trustee, together with the supplemental indenture that will establish and govern the terms of the notes offered hereby.

 Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We and our subsidiaries have, and after the offering of the notes will continue to have, a significant amount of indebtedness. As of June 30, 2014, our total consolidated indebtedness was approximately $6.3 billion.

        Subject to the limits contained in the agreements governing our existing and future indebtedness and the indenture, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, and for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the aircraft industry;

  •
  placing us at a disadvantage compared to other competitors; and

  •
  increasing our cost of borrowing.

        In addition, certain agreements governing our existing indebtedness contain financial maintenance covenants that require us to satisfy certain ratios and maintain minimum net worth, and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all our debt, including the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the notes.

        As of June 30, 2014, after giving effect to this offering, we would have had approximately $             billion in consolidated debt outstanding, and we expect this amount to grow as we acquire more aircraft. Unless extended or refinanced, the substantial majority of our outstanding indebtedness matures or fully amortizes before the maturity of the notes offered hereby. If our cash flows and capital resources are insufficient to fund our debt service obligations, and if we are unable to refinance our maturity debt on acceptable terms, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure our indebtedness, including the notes. We may not be able to effect timely any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt" and "—Contractual Obligations" and Note 2 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in the prospectus supplement.

        In addition, we conduct substantially all of our operations through our subsidiaries, which hold substantially all our aircraft. None of our subsidiaries will guarantee or otherwise be obligated to pay any of our obligations under the notes. For the six months ended June 30, 2014, our subsidiaries generated substantially all of our consolidated revenue and operating cash flow. As of June 30, 2014, our subsidiaries held 100% of our aircraft assets and had approximately $1.3 billion of total indebtedness, all of which is structurally senior to the notes, and we have provided a limited (10%) unsecured guarantee of approximately $553.6 million of one of our subsidiary warehouse facilities. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose; however, our subsidiaries have covenanted to become guarantors of certain of our other outstanding indebtedness in certain circumstances and may in the future guarantee other indebtedness of ours. Repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividends, distributions or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, and to the extent our subsidiaries have provided guarantees of our other indebtedness, the notes will be structurally subordinated to such guaranteed indebtedness. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes. For additional risks related to our subsidiaries' ability to make payments and distributions to us, see the risk factor titled "Certain of our subsidiaries may be restricted in their ability to make distributions to us which would negatively affect our financial condition and cash flow" in our Annual Report on Form 10-K incorporated herein by reference. Also, as of June 30, 2014, we had pledged our interests in our subsidiaries to secure our guarantees of approximately $741.6 million of subsidiary indebtedness. Any foreclosure on these interests by our lenders could reduce our cash available to pay our obligations under the notes.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

        If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the notes.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

        The indenture governing the notes, among other things, does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our ability to incur indebtedness, including secured indebtedness (subject to compliance with the lien covenant), that is senior to or equal in right of payment to the notes;

  •
  limit our subsidiaries' ability to incur secured (subject to compliance with the lien covenant) or unsecured indebtedness, which would be structurally senior to the notes;

  •
  restrict our ability to repurchase or prepay our securities; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        For these reasons, you should not consider the lien or merger and consolidation covenants in the indenture as significant factors in evaluating whether to invest in the notes.

Negative changes in our credit ratings may limit our ability to secure financing, increase our borrowing costs and adversely affect the market value and liquidity of your notes.

        We are currently subject to periodic review by independent credit rating agencies Standard & Poor's Rating Services ("S&P") and Kroll Bond Rating Agency ("Kroll"), each of which currently maintains investment grade credit ratings with respect to our Company and certain of our debt securities, and we may become subject to periodic review by other independent credit rating agencies in the future. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause S&P or Kroll, or, in the future, other rating agencies, to downgrade or withdraw our debt credit rating generally, and/or the ratings on the notes, which could adversely impact the trading prices for, and/or the liquidity of, the notes.

        The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of the applicable rating agency at the time the rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency's sole judgment, circumstances so warrant. Ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading prices for, or liquidity of, the notes, increase our corporate borrowing costs and limit our access to the capital markets and result in more restrictive covenants in future debt agreements.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

        The notes will not be secured by any of our or our subsidiaries' assets. As a result, the notes will be effectively subordinated to our and such subsidiary's indebtedness with respect to the assets that secure such indebtedness. As of June 30, 2014, we had guarantees of subsidiary indebtedness of approximately $741.6 million secured by pledges of the equity of our subsidiaries, and our subsidiaries had approximately $1.3 billion of secured indebtedness outstanding. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or any subsidiary or subsidiaries, the proceeds from the sale of assets securing our or our subsidiaries' secured indebtedness or guarantees will only be available to pay obligations on the notes and other senior unsecured obligations after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured or guaranteed debt in the event of our or our subsidiaries' bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

        The notes will not be guaranteed by any of our subsidiaries and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. However, our subsidiaries have covenanted to become guarantors of certain of our other indebtedness in certain circumstances and may in the future guarantee other indebtedness of ours. Accordingly, the notes will be structurally subordinated to all indebtedness and other obligations of any subsidiary, including any guarantees issued by such subsidiaries, such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of that subsidiary's creditors (including secured creditors and trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment. The indenture does not contain any limitations on the ability of our subsidiaries to incur or guarantee additional indebtedness or the amount of other liabilities, such as trade payables, that may be incurred or guaranteed by these subsidiaries.

        For the six months ended June 30, 2014, our subsidiaries generated substantially all of our consolidated revenue and operating cash flow. As of June 30, 2014, our subsidiaries held 100% of our aircraft assets and had approximately $1.3 billion of total indebtedness, all of which is structurally senior to the notes.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event, and not every change of control or other significant transaction will constitute a Change of Control Repurchase Event.

        Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. See "Description of Notes—Repurchase Upon Change of Control Repurchase Event."

        Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder, but not constitute a Change of Control Repurchase Event with respect to the notes, and may permit the lenders to accelerate the maturity of such indebtedness or may require us to offer to purchase such other indebtedness, often at a premium. In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture, constitute a Change of Control Repurchase Event that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of "substantially all" of our assets.

        One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to determine that such holder may require us to repurchase its notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

An active trading market may not develop for the notes.

        The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. Certain underwriters may make a market in the notes as permitted by applicable laws and regulations. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

        Therefore, an active market for the notes may not develop or be maintained, which could adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including but not limited to:

  •
  the amount of notes issued;

  •
  the number of holders of the notes and their intent to hold notes to maturity or for shorter periods;

  •
  our performance;

  •
  the markets for the notes and similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates and yields on alternative investments.

        We cannot assure you that an active market for the notes will develop or will continue, if developed.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

        The credit ratings assigned to the notes will reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Redemption may adversely affect your return on the notes, and you will have reinvestment risks.

        As described under "Description of Notes—Optional Redemption," we may redeem the notes at our option, in whole or in part at any time and from time to time, at the redemption prices described therein. Consequently, we may choose to redeem your notes at times when prevailing interest rates are lower than the interest rate paid on your notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable debt instrument at an effective interest rate or yield as high as the interest rates or yield on your notes being redeemed.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $           million, after deducting the underwriting discount and estimated offering expenses payable by us.

        We currently intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness. Affiliates of the underwriters may receive a portion of the net proceeds to the extent we use net proceeds to repay indebtedness under which certain of the underwriters or their affiliates are lenders.

 CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, but not the application of the net proceeds therefrom. See "Use of Proceeds."

        You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2014
(in thousands, except share amounts)	Actual	As adjusted
Cash and cash equivalents	$244,447	$
Restricted cash	14,386		14,386

Existing debt financing, net of discounts	$6,284,177		$6,284,177
Notes offered hereby, net of discount	—

Debt financing, net of discounts	$6,284,177	$

Shareholders' equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	$—		$—
Class A Common Stock, $0.01 par value; 500,000,000 shares authorized, 102,382,073 shares issued and outstanding	1,010		1,010
Class B Non-Voting Common Stock, $0.01 par value; 10,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—		—
Paid-in capital	2,200,572		2,200,572
Retained earnings	430,176		430,176

Total shareholders' equity	$2,631,758		$2,631,758

Total capitalization	$8,915,935	$

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

        For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of net income before income taxes and fixed charges, less interest capitalized during the period. "Fixed charges" consist of interest expense, interest capitalized during the period and an interest factor of rents. The interest factor of rents consists of one-third of rent expense, which we deem to be representative of the interest factor inherent in rents.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	For the Period from Inception to December 31, 2010
Ratio of earnings to fixed charges	2.34x	2.16x	2.10x	2.05x		*

*
For the period from inception to December 31, 2010, earnings were insufficient to cover fixed charges by $62.7 million.

DESCRIPTION OF NOTES

        This description of the particular terms of the notes offered by this prospectus supplement (the "Notes", which term shall include the Notes issued on the Issue Date and any Additional Notes) supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under "Description of Debt Securities" in the accompanying prospectus (the "Base Prospectus").

General

        The Notes will initially be issued in an aggregate principal amount of $             million. The Notes will be senior unsecured debt securities. We will issue the Notes under an indenture dated as of October 11, 2012 (the "Base Indenture") between us and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as it may be amended or supplemented in accordance with its terms, including pursuant to a supplemental indenture that will set forth and govern the terms of the Notes offered hereby (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture"), as well as the terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The Indenture does not limit the amount of debt securities that may be issued thereunder, nor does it limit the amount of other debt or other securities that we or our Subsidiaries may issue. We may, from time to time, without the consent of the holders of the Notes, issue Notes under the Indenture in addition, and with identical terms (other than the public offering price, issue date and in some cases first interest payment date), to the Notes offered by this prospectus supplement (the "Additional Notes"), provided such Additional Notes are fungible with the Notes offered hereby or are issued under separate CUSIP numbers (or other relevant identifying numbers). The statements in this prospectus supplement concerning the Notes and the Indenture are not complete and you should refer to the provisions in the Indenture, which are controlling. Whenever we refer to provisions of the Indenture, those provisions are incorporated in this prospectus supplement by reference as a part of the statements we are making, and the statements are qualified in their entirety by these references. To the extent any provision of the Supplemental Indenture is inconsistent with any provision of the Base Indenture, the Supplemental Indenture shall govern with respect to the Notes.

        You will find the definitions of capitalized terms used in this "Description of Notes" under the heading "Description of Notes—Certain Definitions" herein. For purposes of this "Description of Notes," references to "the Company," "we," "our" and "us" refer only to Air Lease Corporation and not to its Subsidiaries. Certain defined terms used in this "Description of Notes" but not defined herein have the meanings assigned to them in the Indenture.

Maturity

        The Notes will mature on                    , 2024.

Interest

        The Notes will bear interest at the rate of            % per year. Interest on the Notes will accrue from and including                     , 2014. We will pay interest on the Notes on                    and                    of each year to the person in whose name the Note is registered at the close of business on the preceding                    or                     , respectively. We will make the first interest payment on the Notes on                    , 2015.

        Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal will be made in United States dollars.

Ranking

        The Notes will be senior obligations of the Company and will rank equal in right of payment with any existing and future senior indebtedness of the Company, without giving effect to collateral arrangements. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the pledged assets and will be structurally subordinated to all indebtedness and other liabilities of any Subsidiary. The Notes will be senior in right of payment to any existing and future obligations of the Company that are expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

Denominations

        The authorized denominations of the Notes will be $2,000 or any amount in excess of $2,000 which is an integral multiple of $1,000.

Optional Redemption

        The Company may redeem the Notes, in whole or in part, on any date prior to            , 2024 at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date. During the three-month period preceding the maturity date, the Company may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. If a Note is redeemed on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the holder of record as of such record date.

        The Company generally will be required to provide notices of redemption not less than 30 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at such holder's registered address or otherwise in accordance with the procedures of the depositary.

        Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note upon written direction by such holder.

        Any redemption notice may, at the Company's discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company's discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

Repurchase Upon Change of Control Repurchase Event

        Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the Notes as described under "Description of Notes—Optional Redemption," the Indenture provides that each holder of Notes will have the right to require us to purchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. If a Note is repurchased pursuant to a Change of Control Offer on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the holder of record as of such record date.

        Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to provide a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the "Change of Control Payment Date"). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date; provided, that if such Change of Control is consummated after such proposed Change of Control Payment Date and such Change of Control Offer is therefore not consummated, the Company shall make a Change of Control Offer within 30 days following the later of the consummation of such Change of Control or Below Investment Grade Rating Event.

        Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

        We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole under certain circumstances. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether the Company is obligated to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (subject to the survival of certain provisions) ("legal defeasance") or to be released from its obligations under certain of the covenants governing the Notes ("covenant defeasance"), in each case, to the extent set forth in, and subject to the terms of, the Indenture.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default (as described in "Description of Notes—Events of Default") with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default that resulted from failure of the Company to comply with its obligations under any covenant subject to defeasance, which includes the covenants described in "Description of Notes—Certain Covenants—Limitation on Liens."

        In order to exercise either legal defeasance or covenant defeasance under the Indenture, the Indenture requires, among other conditions, that the Company irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be. In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to such defeasance have been satisfied.

Satisfaction and Discharge

        The Indenture will be discharged as to all Notes and will cease to be of further effect as to all Notes, when either:

          (1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

            (b)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound;

            (c)   the Company has paid or caused to be paid all sums payable or due and owing by the Company under the Indenture; and

            (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Sinking Fund

        There will be no sinking fund in respect of the Notes.

Payments on the Notes; Paying Agent and Registrar

        We have initially designated the corporate trust office of the Trustee to act as our paying agent (the "Paying Agent") and registrar (the "Registrar"). We may change the Paying Agent or the Registrar without prior notice to the holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note. The registered holder of a Note will be treated as the owner of it for all purposes.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents acceptable to the Registrar. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before providing a notice of redemption with respect to Notes to be redeemed.

Certain Covenants

Limitation on Liens

        Except as provided below, the Company will not, and will not permit any Subsidiary to, at any time pledge or otherwise subject to any Lien any of its or such Subsidiary's property, tangible or intangible, real or personal (hereinafter "property"), without thereby expressly securing the Notes (together, if the Company so chooses, with any other securities entitled to the benefit of a similar covenant) equally and ratably with any and all other indebtedness for borrowed money or Capital Lease, including any guarantee, secured by such Lien, so long as any such other indebtedness or Capital Lease shall be so secured, and the Company covenants that if and when any such Lien is created, the Notes will be so secured thereby; provided, that, this restriction shall not apply to any Lien on any property existing as of the Issue Date or to the following Liens securing indebtedness for borrowed money or Capital Leases, including any guarantee:

          (1)   any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) securing Non-Recourse Indebtedness;

          (2)   any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) (a) existing at the time of acquisition of such property or the entity owning such property (including acquisition through merger or consolidation), or (b) given to secure the payment of all or any part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) or to secure any indebtedness (including ECA Indebtedness) or Capital Lease incurred prior thereto, at the time of, or within 180 days (18 months in the case of Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) after, the acquisition, construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) for the purpose of financing all or part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement;

          (3)   Liens by a Subsidiary as security for indebtedness owed to the Company or any Subsidiary;

          (4)   a banker's lien or right of offset of the holder of such indebtedness in favor of any lender of moneys or holder of commercial paper of the Company or any Subsidiary in the ordinary course of business on moneys of the Company or such Subsidiary deposited with such lender or holder in the ordinary course of business;

          (5)   any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien existing on the Issue Date or referred to in the foregoing clauses including in connection with the refinancing of indebtedness of the Company and its Subsidiaries secured by such Lien; and

          (6)   other Liens not permitted by any of subsections (1) through (5) above on any property, now owned or hereafter acquired; provided, that, no such Liens shall be incurred pursuant to this subsection (6) if the aggregate principal amount of outstanding indebtedness (without duplication for any guarantee of such indebtedness) and Capital Leases secured by Liens incurred pursuant to this subsection (6) subsequent to the Issue Date, including the Lien proposed to be incurred, shall exceed 20% of Consolidated Tangible Assets after giving effect to such incurrence and the use of proceeds of such indebtedness or Capital Leases.

        This covenant does not limit Liens that do not secure indebtedness for borrowed money or Capital Leases.

Merger and Consolidation

        The following description applies in lieu of the description in the Base Prospectus under the caption "Description of Debt Securities—Consolidation, Merger and Sale of Assets." The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Company's properties and assets, in one or more related transactions, to any Person unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

          (2)   the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

        For the purpose of this covenant, Aircraft Asset leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of "all or substantially all" of the Company's consolidated assets.

Events of Default

        In lieu of the description provided in the Base Prospectus, "Events of Default" with regard to the Notes will be as follows:

          (1)   default in any payment of interest on any Note when due, which default continues for a period of 30 days;

          (2)   default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Notes (other than a covenant or warranty with respect to which a default in performance or breach is elsewhere in this section specifically addressed or which covenant or warranty has been included in the Indenture solely for the benefit of one or more series of notes other than the Notes), and continuance of such default or breach for a period of 90 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

          (4)   default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Company (or the payment of which is guaranteed by the Company) (other than indebtedness owed to any Subsidiary or Non-Recourse Indebtedness of the Company) now existing or hereafter created, which default shall constitute a failure by the Company to pay principal in an amount exceeding $200.0 million (the "Threshold Amount") when due and payable by the Company at final stated maturity, after expiration of any applicable grace period with respect thereto (such default, a "payment default"), or shall have resulted in an aggregate principal amount of such indebtedness exceeding the Threshold Amount becoming due and payable by the Company prior to the date on which it would otherwise have become due and payable (such default, an "acceleration default"); provided, however, that in connection with any series of the Convertible Notes, (a) any conversion of such indebtedness by a holder thereof into shares of common stock, cash or a combination of cash and shares of common stock, (b) the rights of holders of such indebtedness to convert into shares of common stock, cash or a combination of cash and shares of common stock and (c) the rights of holders of such indebtedness to require any repurchase by the Company of such indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default hereunder; or

          (5)   certain events of bankruptcy, insolvency or reorganization of the Company and, in the case of an involuntary insolvency proceeding, such proceeding remains unstayed for a period of 90 consecutive days.

        If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company (and to the Trustee if given by holders). Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

        In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the default or defaults triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Company or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (i) the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all Events of Default with respect to Notes, except non-payment of principal of, or premium, if any, or interest on, the Notes that have become due solely by such declaration of acceleration of the Notes of such series, have been cured or waived as provided below in "Description of Notes—Amendments and Waivers."

        If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.

        The holders of a majority in principal amount of the outstanding Notes may waive all past defaults, but may not waive a continuing default (a) in the payment of the principal of, premium, if any, or interest on any Note held by a non-consenting holder (including in connection with a Change of Control Repurchase Event), or (b) in respect of a covenant or provision hereof that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected. Pursuant to the terms of the Indenture, the holders of a majority in principal amount of outstanding Notes may rescind and annul a declaration of acceleration (and its consequences) with respect to Notes if (a) the Company has deposited with the Trustee a sum sufficient to pay all principal, premium, interest and funds advanced by the Trustee and the reasonable compensation, expenses and disbursements of the Trustee, its agents and its counsel, (b) all Events of Default with respect to such Notes, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived pursuant to the Indenture and (c) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

        Any application by the Trustee for written instructions from the requisite amount of holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under the Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of holders in response to such application specifying the action to be taken or omitted.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)   the holders of at least 25% in principal amount of the then outstanding Notes have directed the Trustee in writing to pursue the remedy;

          (3)   such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with any law, rule, regulation or court order or the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture and the Notes at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will provide each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

Amendments and Waivers

        The Indenture and the Notes may be amended as described in the Base Prospectus under "Description of Debt Securities—Modification and Waiver"; provided that no amendment, supplement or waiver may, without the consent of each holder of Notes affected, change the time at which any Note may be redeemed or repurchased as described above under "Optional Redemption" or "Repurchase Upon Change of Control Repurchase Event," whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of "Change of Control" or "Below Investment Grade Rating Event"); and provided further that, without the consent of any holder, the Company and the Trustee may amend the Indenture and the Notes to add to or change any of the provisions of the Indenture or the terms of the Notes to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form, only if, in each case in this proviso, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code.

Certain Definitions

        The following defined terms are applicable to the Notes in addition to any other defined terms in the Indenture that are not defined herein. To the extent any term defined herein or in the Supplemental Indenture is inconsistent with a defined term in the Base Indenture, this prospectus supplement and the Supplemental Indenture shall govern.

        "Aircraft Assets" means (x) aircraft, airframes, engines (including spare engines), propellers, parts and other operating assets and pre- delivery payments relating to any of the items in this clause (x); and (y) intermediate or operating leases relating to any of the items in the foregoing clause (x).

        "ALC Maillot" means ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

        "ALC Warehouse" means ALC Warehouse Borrower, LLC, a Delaware limited liability company.

        "Applicable Premium" means, with respect to a Note on any date of redemption, the excess, if any, of (x) the present value as of such date of redemption of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through            , 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus                basis points, over (y) the then outstanding principal of such Note.

        "Below Investment Grade Rating Event" means that at any time within 60 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) from the date of the public notice of a Change of Control or of the Company's intention or that of any Person to effect a Change of Control, the rating on the Notes is lowered, and the Notes are rated below an Investment Grade Rating, by (1) one Rating Agency if the Notes are rated by less than two Rating Agencies, (2) both Rating Agencies if the Notes are rated by two Rating Agencies or (3) at least a majority of such Rating Agencies if the Notes are rated by three or more Rating Agencies; provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles.

        "Capital Stock" of a Person means all equity interests in such Person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and other indebtedness (other than preferred stock) convertible into equity.

        "Change of Control" means the occurrence of any one of the following:

  •
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of the Company's Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

  •
  the consummation of (i) any consolidation or merger of the Company pursuant to which the Company's Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, that Aircraft Asset leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of "all or substantially all" of the Company's consolidated assets; provided further, however, that a transaction described in clause (i) or (ii) in which the holders of the Company's Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

  •
  the adoption of a plan relating to our liquidation or dissolution.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Consolidated Tangible Assets" at any date means the total assets of the Company and its Subsidiaries reported on the most recently prepared consolidated balance sheet of the Company filed with the SEC or delivered to the Trustee as of the end of a fiscal quarter, less all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets of the Company or any of its Subsidiaries or that otherwise would be considered intangible assets under generally accepted accounting principles, including, without limitation, franchises, patents and patent applications, trademarks, brand names, unamortized debt discount and goodwill.

        "Convertible Notes" means indebtedness of the Company that is optionally convertible into Capital Stock of the Company (and/or cash based on the value of such Capital Stock) and/or indebtedness of a Subsidiary of the Company that is optionally exchangeable for Capital Stock of the Company (and/or cash based on the value of such Capital Stock).

        "ECA Indebtedness" means any indebtedness incurred in order to fund the deliveries of new Aircraft Assets, which indebtedness is guaranteed by one or more Export Credit Agencies, including guarantees thereof by the Company or any of its Subsidiaries.

        "Export Credit Agencies" means collectively, the export credit agencies or other governmental authorities that provide export financing of new Aircraft Assets (including, but not limited to, the Brazilian Development Bank, Compagnie Francaise d'Assurance pour le Commerce Exterieur, Her Britannic Majesty's Secretary of State acting by the Export Credits Guarantee Department, Euler-Hermes Kreditversicherungs AG, the Export-Import Bank of the United States, the Export Development Canada or any successor thereto).

        "Investment Grade Rating" means a rating equal to or higher than BBB- by S&P, or the equivalent of any other Rating Agency, as applicable, or in each case the equivalent under any successor category of such Rating Agency.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any Capital Lease, upon or with respect to any property or asset of such Person.

        "Non-Recourse Indebtedness" means, with respect to any Person, any indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder, other than (i) recourse for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings, (ii) recourse to the equity interests of such Person or its Subsidiaries and to a guarantee by the Company or any Affiliate of the Company that does not exceed 10% of the outstanding indebtedness of such Person and its Subsidiaries, including such a guarantee of Warehouse Facility Indebtedness, and (iii) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on indebtedness.

        "Rating Agency" means S&P and any additional rating agency that provides a rating with respect to the Notes and is a "nationally recognized statistical rating agency" as defined in Section 3(a)(62) of the Exchange Act ("NSRO"); provided, that if any such Rating Agency ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is a NSRO.

        "S&P" means Standard & Poor's Ratings Services or any successor to its rating agency business.

        "Special Purpose Aircraft Financing Entity" means a Subsidiary of the Company (x) that engages in no business other than the purchase, finance, refinance, lease, sale and management of Aircraft Assets, the ownership of Special Purpose Aircraft Financing Entities and business incidental thereto; (y) substantially all of the assets of which are comprised of Aircraft Assets and/or Capital Stock in Special Purpose Aircraft Financing Entities; and (z) that is not obligated under, or the organizational documents or financing documents of which prevent it from incurring, in each case, indebtedness for money borrowed other than indebtedness incurred to finance or refinance the purchase, lease or acquisition of Aircraft Assets and the purchase of Special Purpose Aircraft Financing Entities or the cost of construction, repair, refurbishment, modification or improvement thereof.

        "Subsidiary" of any Person means (x) any corporation, association or similar business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof (or Persons performing similar functions) or (y) any partnership, limited liability company, trust or similar entity of which more than 50% of the capital accounts, distribution rights or total equity, as applicable, is, in the case of clauses (x) and (y), at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Treasury Rate" means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to            , 2024; provided, however, that if the period from the redemption date to            , 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to             , 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended from time to time) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

        "Warehouse Facility Indebtedness" means indebtedness under (A) that certain Amended and Restated Warehouse Loan Agreement, dated as of June 21, 2013 and amended as of October 14, 2013 and July 23, 2014, among ALC Warehouse, the lenders party thereto and Credit Suisse AG, New York Branch, as Agent, and (B) (1) that certain Second Amended and Restated Credit Agreement, dated as of March 27, 2014, among ALC Maillot, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent; and (2) that certain Liquidity Facility Agreement, dated as of March 8, 2012, among ALC Maillot, Credit Agricole Corporate and Investment Bank, as liquidity facility provider, and Credit Agricole Corporate and Investment Bank, as administrative agent, in the case of each of the foregoing clauses (A) and (B) as any such agreement may be amended, supplemented, extended, refinanced, renewed or replaced.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry Procedures

        The notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC's nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

        DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued or in other limited circumstances set forth in the indenture governing the notes.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the paying agent on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant's interest in the notes, on DTC's records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered securities to the paying agent's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

Same-day Settlement and Payment

        The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Euroclear and Clearstream, Luxembourg

        If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), in each case, as a participant in DTC.

        Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of our notes, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") all in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our notes.

        This discussion is limited to holders who hold our notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address the Medicare tax imposed on certain investment income or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences) or any applicable state, local or foreign tax consequences. In addition, this discussion does not address U.S. federal income tax consequences relevant to a holder's particular circumstances or consequences relevant to holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  U.S. holders (defined below) whose functional currency is not the dollar;

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  persons holding our notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts or regulated investment companies;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  S corporations or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations; and

  •
  persons deemed to sell our notes under the constructive sale provisions of the Code.

        If an entity taxable as a partnership for U.S. federal income tax purposes holds our notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships considering an investment in our notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes who is for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Payments of Stated Interest

        Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time such stated interest is received or accrued, in accordance with such U.S. holder's method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

        A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note generally equal to the difference, if any, between the amount realized (equal to the cash and the fair market value of any property received in exchange for the note, less amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note. Any gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        A U.S. holder generally will be subject to information reporting when such holder receives payments on the notes or receives proceeds from the sale or other disposition of the notes (including a redemption or retirement of the notes). A U.S. holder will be subject to backup withholding with respect to payments of the foregoing amounts if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder has previously failed to report properly payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain U.S. holders are exempt from backup withholding, including corporations. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of the notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Payments of Interest

        Subject to the discussion below on backup withholding, interest paid on a note to a non-U.S. holder that is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or 30% withholding tax provided that:

  •
  the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the non-U.S. holder is not a controlled foreign corporation related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-U.S. holder certifies in a statement provided to us or the paying agent under penalties of perjury that it is not a "United States person" within the meaning of the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides a copy of such statement to us or our paying agent; or (3) the non-U.S. holder holds its note directly through a "qualified intermediary" and certain conditions are satisfied.

        If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder that is not effectively connected with a United States trade or business generally will be subject to a 30% U.S. federal withholding tax. However, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding on interest as a result of an applicable tax treaty. To claim such a reduction or redemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN/W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United

States and the non-U.S. holder's country of residence, or (b) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Non-U.S. holders that do not timely provide the applicable withholding agent the required certification, but that qualify for a reduced income treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), then, the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a corporation, the non-U.S. holder may be subject to a branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussion below on backup withholding, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, retirement, redemption or other taxable disposition of our notes (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed above in "—Payments of Interest") unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

        A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder was a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, subject to adjustments.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest we make to the non-U.S. holder, provided we (or other applicable withholding agent) do not have actual knowledge or reason to know such holder is a "United States person" within the meaning of the Code, and the holder certifies its non-U.S. status as described above under "—Payments of Interest." However, information returns will be filed with the IRS in connection with any interest paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition (including a retirement or a redemption) of our notes within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a disposition of our notes outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN/W-8BEN-E or another applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder's U.S. federal income tax liability, if any, or may claim a refund if certain information is timely provided to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. These withholding rules generally apply to payments of interest on the notes regardless of when they are made and to payments of gross proceeds from a sale or other disposition of the notes made on or after January 1, 2017. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

CERTAIN CONSIDERATIONS APPLICABLE TO ERISA, GOVERNMENTAL AND
OTHER PLAN INVESTORS

        A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

        A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "ERISA"), should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment is in accordance with the documents and instruments governing the plan.

        In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a prohibited transaction. The purchase and holding of notes by an ERISA plan may be subject to one or more statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code. Even if the conditions for relief under such exemptions were satisfied, however, there can be no assurance that such exemptions would apply to all of the prohibited transactions that may be deemed to arise in connection with a plan's investment in the notes.

        By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan shall be deemed to represent that the purchase and holding of the notes will not result in a non-exempt prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring notes on behalf of the ERISA plan determines that neither we nor an affiliate is or (at any time during the term of the investment) will become a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a non-exempt prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

        Employee benefit plans that are governmental plans and non-U.S. plans are not subject to ERISA requirements. However, non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of governmental or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code discussed above. By purchasing and holding the notes, the person making the decision to invest on behalf of such plans shall be deemed to represent that the purchase and holding of the notes will not violate any law applicable to such governmental or non-U.S. plan that is similar to the prohibited transaction provisions of ERISA or the Code.

        If you are the fiduciary of an employee benefit plan or ERISA plan and you propose to invest in the notes with the assets of such employee benefit plan or ERISA plan, you should consult your own legal counsel for further guidance. The sale of notes to an employee benefit plan is in no respect a representation by us, the underwriters or any other person that such an investment meets all relevant legal requirements with respect to investments by employee benefit plans generally or any particular plan or that such an investment is appropriate for employee benefit plans generally or any particular plan.

 UNDERWRITING

        Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
RBC Capital Markets, LLC	$

Total	$

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of        % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to         % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated at $700,000 and are payable by us.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

        We expect that delivery of the notes will be made to investors on or about                        , 2014, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

        We have agreed that we will not, until the closing date, without first obtaining the prior written consent of the representatives, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of the underwriters may receive a portion of the net proceeds to the extent we use net proceeds to repay indebtedness under which certain of the underwriters or their affiliates are lenders.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of notes may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending

Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors may be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, as amended (the "Financial Instruments and Exchange Law"), and the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) the transfer is by operation of law.

 LEGAL MATTERS

        The validity of the notes offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain matters will be passed upon for us by our in-house legal counsel. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

        Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

INCORPORATION BY REFERENCE

        This prospectus supplement and the accompanying prospectus "incorporate by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be considered to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Without limitation of the foregoing, market and industry data and information and forecasts incorporated by reference herein shall be deemed to replace the market and industry data and information and forecasts included in any prospectus supplement previously filed prior to this offering.

        We incorporate by reference the following documents that we have filed with the SEC, except to the extent that information in such documents is updated or superseded by information contained in this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  Our Quarterly Reports on Form 10-Q or the quarterly periods ended March 31, 2014 and June 30, 2014;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2014, in connection with our 2014 Annual Meeting of Stockholders, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013; and

  •
  Our Current Reports on Form 8-K, filed with the SEC on January 23, 2014, March 5, 2014, March 11, 2014, May 9, 2014, July 16, 2014 (two reports) and July 29, 2014.

        We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items.

        In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including any future filings, by writing or telephoning our General Counsel and Corporate Secretary at the address and telephone number set forth above under "Where You Can Find More Information."

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

AIR LEASE CORPORATION
Debt Securities
Preferred Stock
Class A Common Stock
Warrants
Depositary Shares
Rights
Purchase Contracts
Units

        We will provide specific terms of these securities in supplements and/or in free writing prospectuses accompanying this prospectus. You should read this prospectus and any supplement and free writing prospectus accompanying this prospectus carefully before you invest.

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "AL." Any Class A Common Stock issued pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange or a successor thereof.

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 3 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October 11, 2012.

        You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

        When this prospectus, any prospectus supplement or any free writing prospectus uses the terms "Company, " "ALC," "we, " "our" and "us" refer to Air Lease Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. Our fiscal year ends on December 31. When this prospectus, any prospectus supplement or any free writing prospectus refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters, unless otherwise stated.

        The information in this prospectus, in any accompanying prospectus supplement, in any free writing prospectus and in the documents incorporated by reference or deemed incorporated by reference herein or therein concerning market share, ranking, industry data and forecasts is obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before acquiring any of such securities.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus, including the documents that are incorporated by reference in this prospectus and any accompanying prospectus supplement, that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, and assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in the section titled "Risk factors" and elsewhere in this prospectus as well as the additional risks described in our filings with the Securities and Exchange Commission (the "SEC").

        All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

        You should carefully read this prospectus, any prospectus supplement, and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with the documents incorporated by reference set forth below under the heading "Incorporation by Reference."

        Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are not complete. In each instance,

reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. You can review a copy of the registration statement available on the SEC's web site at www.sec.gov.

        We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

        Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

INCORPORATION BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC, except to the extent that information in such documents is updated or superseded by information contained in this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2012;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 and June 30, 2012;

  •
  Our Current Reports on Form 8-K, filed with the SEC on January 18, 2012, March 9, 2012, March 13, 2012, March 19, 2012, April 12, 2012, April 25, 2012, May 7, 2012, May 16, 2012, July 9, 2012, August 31, 2012, September 20, 2012, September 26, 2012, September 28, 2012, October 3, 2012 and October 10, 2012; and

  •
  The description of our Class A Common Stock included in our Registration Statement on Form 8-A filed on April 4, 2011.

        We are not incorporating by reference in this prospectus any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items.

        In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus, including any future filings, by writing or telephoning our General Counsel and Corporate Secretary at the address and telephone number set forth above under "Where You Can Find More Information."

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus.

DESCRIPTION OF AIR LEASE CORPORATION

        Air Lease Corporation is an aircraft leasing company based in Los Angeles, California. We are principally engaged in purchasing commercial aircraft and leasing them to airlines around the world to generate attractive returns on equity. We lease aircraft to airlines pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. For additional information about our business, operations and financial results, see the documents listed under "Incorporation by Reference."

        Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratio)	Six months ended June 30, 2012	Year ended December 31, 2011	For the period from inception to December 31, 2010
	(unaudited)
Earnings:
Net income (loss)	$55,099	$53,232	$(52,040)
Add:
Provision (benefit) for income taxes	30,395	29,609	(8,875)
Fixed charges	72,039	68,797	53,673
Less:
Capitalized interest	(8,631)	(10,390)	(1,769)

Earnings (loss) as adjusted (A)	$148,902	$141,248	$(9,011)

Fixed charges
Interest expense	$63,018	$57,692	$51,743
Capitalized interest	8,631	10,390	1,769
Interest factors of rents(1)	390	715	161

Fixed charges as adjusted (B)	$72,039	$68,797	$53,673

Ratio of earnings (loss) to fixed charges ((A) divided by (B))(2)	2.07	2.05	—

(1)
Estimated to be 1/3 of rent expense.

(2)
For the period from inception to December 31, 2010, earnings were insufficient to cover fixed charges by $62.7 million.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes or the repayment of indebtedness. The net proceeds may be invested temporarily or applied to repay debt until they are used for their stated purpose or for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities on a senior basis under an indenture, dated as of October 11, 2012, by and among the Company and Deutsche Bank Trust Company Americas (the "trustee"), as may be amended and supplemented from time to time.

        The following summary of the terms of our debt securities and the indenture sets forth certain general terms that apply to the debt securities, except to the extent modified with respect to one or more series of debt securities to be issued under the indenture. The particular terms of any series of debt securities will be described in the prospectus supplement and/or free writing prospectus relating to those debt securities. To the extent that any description in a prospectus supplement or in a free writing prospectus of particular terms of debt securities or of the indenture differs from this description, this description will be deemed to have been superseded by the description in that prospectus supplement or in that free writing prospectus in respect of those particular terms of the debt securities or the indenture.

        We have filed the indenture, and will file the forms of certificates evidencing any debt securities, with the SEC as exhibits to the registration statement, of which this prospectus forms a part, or as exhibits to documents that are or will be incorporated by reference in this prospectus. We urge you to read these documents before you invest in the debt securities. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture and the certificates evidencing the debt securities. Some terms used in the following summary and not defined have the meanings given to those terms in the indenture.

        For purposes of this "Description of Debt Securities," references to "the Company," "we," "our," and "us" refer only to Air Lease Corporation and not to its subsidiaries.

Provisions Applicable to Indenture

General

        The indenture does not limit the amount of debt securities that may be issued thereunder, nor does it limit the amount of other debt or other securities that we may issue. The indenture provides that we may issue debt securities thereunder from time to time in one or more series and permits us to establish the terms of the debt securities of each series at the time of issuance.

        Under the indenture, we may, without the consent of the holders of any debt securities under the indenture, from time in the future "reopen" any series of debt securities and issue additional debt securities of that series. The debt securities of a series and any additional debt securities of that series that we may issue in the future upon a reopening will constitute together a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, the original debt securities of a series, together with any additional debt securities of that series that we may issue by reopening the series, will vote or take that action as a single class.

Terms

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  the aggregate principal amount of the debt securities;

  •
  collateral security for the debt securities, if any;

  •
  whether the debt securities will be guaranteed, whether upon issuance or the occurrence of certain events;

  •
  conversion rights with respect to the debt securities, if any;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  whether the debt securities are defeasable and any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any sinking fund or analogous provision;

  •
  any changes or additions to the events of default or covenants in the indenture; and

  •
  other specific terms of the debt securities.

Guarantee of Debt Securities

        The debt securities of a particular series may be guaranteed on a senior basis upon issuance of the debt securities of that series or, if the terms of the debt securities of that series so provide, upon the occurrence of certain events. The guarantors of debt securities of a particular series, if any, will unconditionally and irrevocably guarantee the payment when due (whether at stated maturity, by acceleration or otherwise) of all of our obligations to pay principal, interest and premium on the debt securities of that series pursuant to a guarantee to be endorsed on or otherwise provided for the debt securities of that series.

Ranking

        The debt securities will be our senior obligations and will rank pari passu in right of payment with all of our unsubordinated indebtedness and will be senior in right of payment to all of our subordinated indebtedness.

Consolidation, Merger and Sale of Assets

        Except as otherwise provided in the indenture or the debt securities, we may not (A) merge into or consolidate with any other entity, or (B) convey, transfer or lease our properties and assets substantially as an entirety to any individual or entity, unless, in the case of clauses (A) and (B) above, (x) the successor entity (if not the Company) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture the due and punctual payment of the principal of and any premium and interest on the debt securities and the performance of our obligations under the indenture, and (y) immediately after giving effect to such transaction, no default or event of default with respect to the debt securities of any series shall have occurred and be continuing.

Events of Default

        Except as otherwise provided under the terms of a series of debt securities, the following are events of default with respect to a series of debt securities:

  •
  a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 30 days;

  •
  a default in the payment of principal of or any premium on such series of debt securities when due and payable;

  •
  a default in the deposit of any sinking fund payment, when and as due by the terms of any security of that series and the continuance of such default for a period of 30 days;

  •
  a default in the performance, or breach, of other covenants or warranties of the Company in the indenture that continues for 90 consecutive days after we receive notice of the default or breach from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

  •
  a default under any instrument that evidences or secures indebtedness for borrowed money of the Company or any of its subsidiaries (other than intercompany indebtedness or non-recourse indebtedness), which default constitutes a failure to pay at final stated maturity principal in an amount exceeding the threshold amount specified for such series, or which resulted in acceleration of such indebtedness the principal amount of which exceeds such threshold amount, without such indebtedness having been discharged or such acceleration having been rescinded within 30 days after we receive notice of this event of default from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

  •
  certain events of bankruptcy, insolvency or liquidation involving us or a guarantor of the debt securities of such series.

        If an event of bankruptcy, insolvency or liquidation relating to us or a guarantor of the debt securities of a particular series that constitutes an event of default with respect to such series has occurred, the principal amount payable under the indenture on the debt securities of such series will become immediately due and payable. If any other event of default with respect to a series of debt securities shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount payable under the indenture on the debt securities of such series to be due and payable.

Defeasance

        If the terms of a series of debt securities so provide, our obligations on the debt securities of such series (subject to survival of certain provisions of the indenture) and each guarantor's obligations with respect to such debt securities under its guarantee of such debt securities, will terminate if we irrevocably deposit or cause to be deposited with the trustee in trust for the benefit of the holders of such debt securities:

  •
  cash,

  •
  U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

  •
  a combination of the foregoing,

in each case sufficient to pay each installment of principal and interest on such debt securities or to pay principal and interest on such securities on the applicable redemption date.

        The defeasance of the debt securities of a particular series is subject to certain other conditions, including, without limitation,

  •
  no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of us or a guarantor of the debt securities of such series, at any time on or prior to the 90th day after the date of such deposit),

  •
  we have delivered to the trustee an opinion of counsel stating that (i) since the date of the indenture there has been a change in applicable U.S. federal income tax law, or (ii) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, in either case (i) or (ii) to the effect that holders of the debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of such defeasance,

  •
  such defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

        The indenture provides that we, any guarantor and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things, adding to our covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. We, any guarantor and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of the outstanding debt securities of the applicable series.

        In addition, modifications and amendments of the indenture and/or any guarantee of debt securities may be made by us, any applicable guarantor and the trustee with the consent of the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided, however, that no such modification or amendment may, without the consent of each holder of outstanding debt securities affected thereby,

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities;

  •
  reduce the principal of or interest rate on or any premium payable upon redemption of any debt securities;

  •
  change the currency in which any debt securities or any interest or premium thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment of principal, interest or premium on any debt securities on or after the stated maturity thereof;

  •
  reduce the percentage in principal amount of the outstanding debt securities required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  subject to certain limited exceptions, modify any of the above provisions.

Waiver of Default

        The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of the series affected by the default may, on behalf of the holders of all such debt securities of such series, waive any past default under the indenture with respect to all of the outstanding debt securities of such series except a default in the payment of principal or any premium or interest on such debt securities and a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the outstanding debt securities of such series affected.

Payment and Paying Agents

        Payments on the debt securities of a particular series will be made at the office or agency maintained by us for that purpose in the place of payment specified for such securities (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee). At our option, however, we may make payments of interest by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. Interest payments made on scheduled interest payment dates with respect to a particular debt security will be paid to the person in whose name such debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise, the trustee will be designated as our paying agent for payments on the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of applicable abandoned property law, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing. As long as the debt securities of any series are in the form of one or more global securities, notice to holders of such series may be made electronically in accordance with the procedures of the applicable depositary.

Governing Law

        The indenture, the debt securities and each guarantee, if any, will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 500,000,000 shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), 10,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value per share ("Class B Non-Voting Common Stock," and together with the Class A Common Stock, the "common stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("preferred stock"), the rights and preferences of which may be established from time to time by our board of directors. As of October 5, 2012, 99,417,998 shares of Class A Common Stock were outstanding and 1,829,339 shares of Class B Non-Voting Common Stock were outstanding. We have reserved 8,193,088 shares of Class A Common Stock for issuance under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan.

        The following summary is a description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our restated certificate of incorporation and amended and restated bylaws and the provisions of applicable Delaware law.

Common Stock

        Our restated certificate of incorporation provides that, except with respect to voting rights and conversion rights, the Class A Common Stock and Class B Non-Voting Common Stock shall be treated equally and identically.

        Except as otherwise required by law, as otherwise described in this paragraph or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of our Class A Common Stock are entitled to one vote for each share held and will not have cumulative voting rights in connection with the election of directors. Accordingly, holders of a majority of the shares of Class A Common Stock entitled to vote in any election of directors are able to elect all of the directors standing for election. Holders of Class B Non-Voting Common Stock are not entitled to any vote, other than with respect to amendments to the terms of the Class B Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the Class B Non-Voting Common Stock, including, without limitation with respect to the convertibility thereof.

        Except as otherwise provided by law, our restated certificate of incorporation or our amended and restated bylaws, all matters to be voted on by our stockholders require approval by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter. Any stockholder wishing to propose for election as director someone who is not proposed by our board will be required to give notice of the intention to propose the person for election, in compliance with the advance notice provisions of our amended and restated bylaws. Our amended and restated bylaws provide that such stockholder nominees shall be elected by a plurality of the votes cast at any meeting of stockholders.

        Each share of Class B Non-Voting Common Stock is convertible into a share of Class A Common Stock at the option of the holder, except that each share of Class B Non-Voting Common Stock will only become convertible at the time it is transferred to a third party unaffiliated with Société Générale S.A., which wholly owns Genefinance S.A., the holder of record of all of the outstanding shares of Class B Non-Voting Common Stock.

        Any amendment to the terms of the Class A Common Stock shall apply equally to the Class B Non-Voting Common Stock and the Class B Non-Voting Common Stock shall have all of the same rights as the Class A Common Stock, except as to voting and convertibility, and shall be treated equally in all respects with the Class A Common Stock, including, without limitation, with respect to dividends.

        Subject to any preferential rights of any then outstanding preferred stock, holders of common stock are entitled to receive any dividends that may be declared by our board of directors out of legally available funds. We have no current plans to declare or pay any dividends to our stockholders.

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and any preferential rights of the holders of our then outstanding preferred stock.

        Except as described in this prospectus, holders of common stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued and fully paid. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

        Our restated certificate of incorporation authorizes our board of directors to issue and to designate the terms of one or more classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Matters

Special meeting of stockholders

        Our restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, by our Chief Executive Officer or by a majority vote of our entire board of directors.

No stockholder action by written consent

        Our restated certificate of incorporation and our amended and restated bylaws prohibit stockholder action by written consent.

Advance notice requirements for stockholder proposals and director nominations

        Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-initiated bylaw amendments

        Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the common stock. Additionally, our restated certificate of incorporation provides that our amended and restated bylaws may be adopted, amended or repealed by the board of directors by a majority vote.

Authorized but unissued shares

        Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority voting

        The vote of the holders of not less than 66 2/3% of the votes entitled to be cast is required to adopt any amendment to our restated certificate of incorporation or amended and restated bylaws as well as to remove a director from office. The foregoing provisions may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors' ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders.

Section 203 of the Delaware General Corporation Law

        We have not opted out of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Forum selection clause in amended and restated bylaws

        On February 15, 2011, our board of directors approved an amendment and restatement of our bylaws to provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our restated certificate of incorporation or bylaws, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Our amended and restated bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions described above.

Limitation on liability and indemnification of directors and officers

        Our restated certificate of incorporation and amended and restated bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it currently exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors.

        In addition to the indemnification provided by our restated certificate of incorporation and amended and restated bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things and subject to certain standards to be met, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These agreements also require us to advance expenses to these officers and directors for defending any such action or proceeding, subject to an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to be indemnified for such expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock exchange listing symbol

        Our Class A Common Stock is listed on the NYSE under the symbol "AL." Our Class B Non-Voting Common Stock is not currently listed on any national securities exchange or market system.

Transfer agent and registrar

        American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or Class A Common Stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or Class A Common Stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities, preferred stock, depositary shares or Class A Common Stock will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities, preferred stock, depositary shares or Class A Common Stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

  •
  if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  •
  if applicable, the number of shares of preferred stock, Class A Common Stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

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  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

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  anti-dilution provisions of the warrants, if any;

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  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock as specified in the applicable prospectus supplement and/or free writing prospectus. We may issue depositary shares rather than fractional shares of preferred stock of any series. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us and the depositary. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and, if applicable, dividend disbursing agent for the depositary shares. We anticipate that we will enter into a separate deposit agreement for the depositary shares representing fractional interests in preferred stock of each series.

        Holders of depositary receipts evidencing the depositary shares will be deemed to agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The following is a summary of selected terms of the depositary shares and the related depositary receipts and deposit agreement. The deposit agreement, the depositary receipts, our restated certificate of incorporation and the certificate of designation for the applicable series of preferred stock that have been, or will be, filed with the SEC will set forth all of the terms relating to each issue of depositary shares. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in the applicable prospectus supplement or free writing prospectus differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable terms described in that prospectus supplement or free writing prospectus. The following summary of selected provisions of the depositary shares and the related depositary receipts and deposit agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable depositary receipts and deposit agreement, including terms defined in those documents.

        Immediately following our issuance of shares of a series of preferred stock that will be offered as depositary shares, we will deposit the shares of preferred stock with the applicable depositary, which will then issue and deliver the depositary receipts. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends

        The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the securities or property and distributing the net proceeds to the holders.

        The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Liquidation Preference

        If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or ratably as the depositary will decide.

        After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any moneys or other property to which the holders of the depositary shares were entitled upon the redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the applicable office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After the withdrawal of shares of preferred stock as described in the preceding sentence, the holders of those shares of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for those shares of preferred stock.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution relating to the preferred stock in connection with our liquidation, dissolution or winding up, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares and receipts, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the applicable office of the depositary—and at other places as it thinks is advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States and must have a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF RIGHTS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our Class A Common Stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights.

        If we may issue any series of rights, certain terms of that series of rights will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the date of determining the stockholders entitled to the rights distribution;

  •
  the securities purchasable upon exercise of the rights;

  •
  the exercise price;

  •
  the aggregate number of rights issued;

  •
  the date, if any, on and after which the rights will be separately transferable;

  •
  the date on which the right to exercise the rights will commence, and the date on which the right will expire;

  •
  a discussion of certain United States federal income tax considerations applicable to the rights; and

  •
  any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

        Each right will entitle the holder of rights to purchase for cash the securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

        Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the purchase contracts that we may issue under this prospectus. While the features we have summarized below will generally apply to any future purchase contracts we may issue under this prospectus, we will describe the particular terms of any purchase contracts that we may issue in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may issue under this prospectus before the sale of the related purchase contract. We urge you to read the applicable prospectus supplements related to the specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been, or will be, filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. Purchase contracts will be issued pursuant to one or more purchase contract agreements to be entered into between us and a bank or trust company, as purchase contract agent. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

  •
  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

  •
  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

  •
  any provisions relating to any security provided for the purchase contracts;

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

  •
  a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

  •
  whether the purchase contracts will be issued in fully registered or global form; and

  •
  any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. We may issue units consisting of two or more other constituent securities offered hereby. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. Units will be issued pursuant to one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. While the features we have summarized below will generally apply to any units we may offer under this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplement. The specific terms of any units may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. Because the terms of any units we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

        We urge you to read the applicable prospectus supplement related to the specific units being offered, as well as the complete instruments that contain the terms of the securities that comprise those units. Certain of those instruments, or forms of those instruments, have been, or will be, filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

        If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

  •
  the title of the series of units;

  •
  identification and description of the separate constituent securities comprising the units;

  •
  the price or prices at which the units will be issued;

  •
  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  •
  a discussion of certain United States federal income tax considerations applicable to the units; and

  •
  any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of those methods of sale.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

        Munger, Tolles & Olson LLP, our outside counsel, will issue to us an opinion about the validity of the offered securities.

EXPERTS

        The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2011 and 2010 and the year ended December 31, 2011 and the period from inception to December 31, 2010, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

$

Air Lease Corporation

% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Credit Suisse
J.P. Morgan
RBC Capital Markets

                  , 2014